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                                                                   Exhibit 10.15

THIS AGREEMENT MADE EFFECTIVE THE 1ST DAY OF AUGUST, 2006.

Between:

         Laidlaw International, Inc., a Delaware corporation ("Laidlaw")

and

                        Mary B. Jordan (the "Executive")

WHEREAS, Laidlaw desires to employ the Executive and the Executive desires to be employed by Laidlaw.

NOW THEREFORE, the parties have agreed that the terms and conditions of the relationship shall be as follows:

ARTICLE 1 -- DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word is capitalized:

(a) "Accrued Obligations" means any unpaid amounts with respect to (i) the Executive's Base Salary through the Date of Termination, (ii) any then-unpaid Annual Bonus or other incentive compensation that the Executive may have earned pursuant to the terms of any applicable incentive compensation or bonus plan of Laidlaw with respect to any fiscal year or other performance period completed prior to the Date of Termination, (iii) reimbursement for any properly incurred, unreimbursed business expenses incurred prior to termination in accordance with Laidlaw's business reimbursement policy applicable to the Executive prior to the Date of Termination, and (iv) payments and benefits under the employee benefit and incentive plans and perquisite programs of Laidlaw, in accordance with the respective terms of those plans and perquisite programs.

(b)  "Agreement" means this employment agreement, as amended from time to time.

(c) "Annual Bonus" means the annual bonus under Laidlaw's Short Term Incentive Plan or any successor annual incentive plan.

(d) "Base Salary" means the salary of record paid to the Executive as annual salary, and as further indicated in Section (a) of Article 4.

(e)  "Board" means the Board of Directors of Laidlaw.

(f)  "Cause" means:

     (i) the continuous and willful failure or refusal by the Executive to perform the Executive's material duties and responsibilities of her position with Laidlaw


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          (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), which has not ceased within twenty
          (20) days after a written demand for substantial performance is delivered to the Executive by Laidlaw, which demand identifies with particularity the manner in which Laidlaw believes that the Executive has not performed such duties;

     (ii) Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder or any willful act or willful omission, including a willful failure to abide by the Laidlaw International, Inc. Code of Business Conduct and Ethics, which is materially injurious to the financial condition or business reputation of Laidlaw or any significant Subsidiary;

     (iii) Executive's commission of an act of fraud, embezzlement or theft in connection with the Executive's duties or in the course of her employment with Laidlaw or any Subsidiary;

     (iv) the conviction of the Executive of, or the entering of a plea of nolo contendere by, the Executive with respect to a felony; or

     (v)  Executive's breach of the provisions of Article 7 of this Agreement.

     For purposes of this Section (f) and Article 17, no act or omission by the Executive shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Laidlaw. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Laidlaw shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of Laidlaw. A termination of employment shall not be deemed to be for Cause unless prior to such termination the Executive shall have received a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested membership of the Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before such Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in Subsection (i), (ii),
     (iii), (iv) or (v) of this Section (f) above.

(g) "Change in Control" means the occurrence during the term of this Agreement of any of the following events:

     (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then-outstanding Voting Stock; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from Laidlaw, (B) any acquisition by Laidlaw, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Laidlaw or any Subsidiary, or (D) any acquisition by any Person


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          pursuant to a transaction that complies with clauses (A), (B) and (C)
          of Subsection (iii) of this Section (g);

     (ii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Laidlaw's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Laidlaw in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

     (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Laidlaw (a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Laidlaw immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Laidlaw or all or substantially all of Laidlaw's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of Laidlaw, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Laidlaw, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen (15%) or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent such ownership existed prior to the Business Combination, and
          (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

     (iv) approval by the stockholders of Laidlaw of a complete liquidation or dissolution of Laidlaw.

(h)  "Code" means the Internal Revenue Code of 1986, as amended.


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(i)  "Committee" means the Human Resources and Compensation Committee of the
     Board.

(j) "Date of Termination" has the meaning ascribed to such term in Section (e) of Article 6.

(k)  "Effective Date" means the date first above written.

(l) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insurance by Laidlaw or a Subsidiary), salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements.

(m)  "Exchange Act" means the Securities Exchange Act of 1934.

(n)  "Executive" means Mary B. Jordan.

(o) "Good Reason" means the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including, without limitation, other employment):

     (i) With respect to the two (2) year period commencing on a Change in Control, the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with Laidlaw and/or a Subsidiary (or any successor thereto by operation of law of or otherwise), as the case may be, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of Laidlaw and/or a Subsidiary (or any successor thereto) if the Executive shall have been a director of Laidlaw and/or a Subsidiary immediately prior to the Change in Control;

     (ii) With respect to the two (2) year period commencing on a Change in Control, (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with Laidlaw and any Subsidiary which the Executive held immediately prior to the Change in Control, (B) a reduction in the aggregate of the Executive's Base Salary received from Laidlaw and any Subsidiary or the Executive's Incentive Pay opportunity from Laidlaw or its Subsidiaries, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof to a level that is substantially lower in the aggregate from the level in effect at the time of the Change in Control, any of which is not remedied by Laidlaw within ten (10) calendar days after receipt by Laidlaw of written notice from the Executive of such change, reduction, denial or termination, as the case may be;


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     (iii) The liquidation, dissolution, merger, consolidation or reorganization of Laidlaw or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumes all duties and obligations of Laidlaw under this Agreement pursuant to Section (a) of
          Article 14;

     (iv) Laidlaw relocates its principal executive offices (if such offices are the principal location of the Executive's work), or requires the Executive to have her principal location of work changed, to any location that, in either case, increases the Executive's commute to work by more than fifty (50) miles without her prior written consent; or

     (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by Laidlaw or any successor thereto which is not remedied by Laidlaw within ten (10) calendar days after receipt by Laidlaw of written notice from the Executive of such breach.

(p)  "Laidlaw" means Laidlaw International Inc., a Delaware corporation.

(q)  "Notice of Termination" has the meaning ascribed to such term in Section
     (d) of Article 6.

(r) "Retirement Plans" means the retirement income, supplemental executive retirement, excess benefits and retiree medical, life and similar benefit plans, programs or arrangements of Laidlaw or a Subsidiary in which the Executive is entitled to participate.

(s) "Subsidiary" means an entity in which Laidlaw directly or indirectly beneficially owns fifty percent (50%) or more of the outstanding Voting Stock.

(t)  "Target Bonus" has the meaning ascribed to such term in Section (b) of
     Article 4.

(u) "Voting Stock" means securities entitled to vote generally in the election of directors.

ARTICLE 2 -- TERM OF THE AGREEMENT

The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Agreement.

ARTICLE 3 -- TITLE; COMMENCEMENT OF EMPLOYMENT; REPORTING

The Executive shall serve as the Executive Vice President of Human Resources and Internal Communications of Laidlaw. The Executive shall report to the Chief Executive Officer.

ARTICLE 4 -- COMPENSATION

(a) Unless otherwise provided, all dollar amounts set forth in this Agreement shall be in United States Dollars. The Base Salary of the Executive for her services is established by


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     the Committee at the annualized rate of Three Hundred Thousand Dollars
     ($300,000.00). The Base Salary shall be payable twice monthly on the fifteenth (15th) business day and the last business day of each month. The Base Salary shall be reviewed annually during Laidlaw's normal review period. The review will be undertaken by assessing the Executive's achievement of the overall objectives established by the Committee in consultation with the Executive and with regard to the market rates of remuneration paid for similar duties and responsibilities. As a result of such review, the Executive's Base Salary may be increased, but not decreased.

(b) The Executive will be eligible to participate in and be eligible to receive an Annual Bonus under Laidlaw's Short Term Incentive Plan or any successor plan or program. For each fiscal year of Laidlaw, the Executive's target bonus shall be no less than fifty percent (50%) of Base Salary (the "Target Bonus") and the maximum bonus shall be no less than one hundred percent (100%) of Base Salary. The Executive's right to receive any bonus under Laidlaw's Short Term Incentive Plan shall be determined based upon measurements established by the Committee after consultation with the Executive and as set forth in accordance with Laidlaw's Short Term Incentive Plan.

(c) The Executive shall participate in the Supplemental Executive Retirement Plan sponsored by Laidlaw for the benefit of its employees.

(d) Subject to approval by the Committee, the Executive will be eligible to receive equity or equity based grants from time to time. Such grants will be on terms and conditions established by the Committee in accordance with the Laidlaw International, Inc. Amended and Restated 2003 Equity and Performance Incentive Plan or any successor plan.

ARTICLE 5 -- BENEFITS

(a)  AUTOMOBILE

     Laidlaw will provide the Executive with a monthly allowance of One Thousand Dollars ($1,000.00) for expenses incurred by the Executive for an automobile and its related operating expenses. Laidlaw shall also reimburse the Executive for reasonable gas and insurance expenses as incurred, provided that the Executive provides to Laidlaw an itemized written account and receipts acceptable to Laidlaw.

(b)  EXPENSES

     It is understood and agreed that the Executive will incur expenses in connection with her duties under this Agreement, including, but not limited to, travel expenses, home facsimile expenses, personal computer expenses and telephone expenses. Laidlaw shall reimburse the Executive for any such expenses provided that the Executive provides to Laidlaw an itemized written account and receipts acceptable to Laidlaw.

(c)  VACATION

     The Executive shall be entitled to five (5) weeks vacation during each calendar year. The vacation shall be taken at the discretion of the Executive with the understanding that the Executive will take into account business needs and operations in scheduling vacation. All vacation earned must be taken by the end of the calendar year following accrual or it


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     is forfeited.

(d)  WELFARE BENEFITS

     The Executive shall be entitled to those welfare benefit coverages as are offered by Laidlaw to its employees generally (such as medical insurance, dental insurance, short- and long-term disability insurance and group term life insurance), all in accordance with the employee benefit plans and policies maintained by Laidlaw or a Subsidiary for the benefit of employees of Laidlaw, and as amended from time to time.

(e)  CLUB MEMBERSHIP

     Laidlaw will reimburse the Executive for the one-time initiation fee in one business club that the Executive will use in connection with Laidlaw's business. Laidlaw will also reimburse the Executive for ongoing annual dues and business-related expenses incurred by the Executive in connection with the Executive's membership in such business club.

(f)  PROFESSIONAL EXPENSES

     Laidlaw will reimburse the Executive for up to Five Thousand Dollars ($5,000.00) annually for expenses incurred by the Executive in connection with the Executive's tax preparation and financial planning.

(g)  POST-TERMINATION RELOCATION REIMBURSEMENT

     In the event Executive's employment is terminated by Laidlaw without Cause during the first twelve (12) months of her employment with Laidlaw, Laidlaw will reimburse reasonable and appropriate relocation expenses associated with moving Executive from the Chicago area to Vancouver or similar destination in North America, provided that the Executive provides to Laidlaw an itemized written account and receipts acceptable to Laidlaw.

(h)  CHANGE IN CONTROL VESTING

     Upon a Change in Control, and notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards held by the Executive shall become fully vested and all stock options held by the Executive shall become fully exercisable.

ARTICLE 6 -- TERMINATION OF EMPLOYMENT

(a) The parties understand and agree that this Agreement and the Executive's employment hereunder may be terminated in the following manner in the specified circumstances:

     (i) The Executive's employment hereunder shall automatically terminate upon the death of the Executive.

     (ii) By Laidlaw, if, as a result of the Executive's incapacity due to physical or mental illness which is expected to be of more than a brief duration, the Executive has been unable to perform the essential functions of her job for one hundred and eighty (180) days (whether or not consecutive) during any period of eighteen (18) consecutive months ("Disability"), and no reasonable accommodation can be made that will allow Executive to perform the essential functions of her position


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          with Laidlaw. Upon such termination, the Executive shall be entitled to the same severance benefits and payments described in Subsection
          (v) or (vi), as applicable, as if such termination was a termination by Laidlaw without Cause.

     (iii) By the Executive, at any time, for any reason. Laidlaw may waive notice required by Section (d) of this Article 6, in whole or in part, upon immediate payment to the Executive of the Executive's Base Salary for such portion of notice period as is waived by Laidlaw. If such termination is for Good Reason, then unless the provisions of Subsection (vi) apply, the Executive shall be entitled to the same payments and benefits as provided in Subsection (v) for terminations by Laidlaw without Cause. If such termination is for any other reason, Laidlaw shall pay to the Executive the Accrued Obligations.

     (iv) By Laidlaw, in its absolute discretion, without any pay in lieu of notice, for Cause. Upon such termination, Laidlaw shall pay to the Executive the Accrued Obligations.

     (v) By Laidlaw, in its absolute discretion and for any reason, without Cause. Upon such termination, unless the provisions of Subsection (vi) hereof apply, Laidlaw shall (A) continue to pay the Executive her Base Salary in effect at the time of such termination for a period of twenty-four (24) months following such termination, (B) provided such termination is following the second anniversary of her employment with Laidlaw (or any predecessor thereto), pay the Executive a monthly amount equal to one-twelfth of the Executive's Target Bonus in effect at the time of Executive's termination of employment for a period of twenty-four (24) months following such termination, (C) continue to provide the Executive term life insurance for a period of twenty-four
          (24) months after termination, or, if such benefits cannot be provided by Laidlaw, Laidlaw shall pay to the Executive an equivalent lump sum cash amount in lieu of such benefits, (D) continue to provide the Executive (and her eligible dependents) with the opportunity to continue to participate in its group medical and dental benefits (with such continuation being counted towards any required COBRA continuation period), at the Executive's sole expense based on COBRA rates charged from time to time; provided, however, that Laidlaw shall pay to the Executive over the twenty-four (24) month period an amount equal to the full COBRA cost of such coverage, and (E) pay to the Executive the Accrued Obligations. Notwithstanding the foregoing, if the Executive is a "specified employee" within the meaning of Code
          Section 409A at the Date of Termination, then

          (I) the total amount which would have been payable to the Executive over the twenty-four (24) month period pursuant to this Subsection (v) shall instead be paid to the Executive in equal monthly amounts over the period commencing on the Date of Termination and ending no later than the first day of the third month following the later of (X) the calendar year in which the Date of Termination occurred and (Y) the fiscal year of Laidlaw in which the Date of Termination occurred, if such payments would not be subject to Code Section 409A, or


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          (II) if the payments specified in Clause (I) would be subject to Code
               Section 409A, then such payments shall be paid in the manner set forth above without regard to Clause (I) hereof, but payments which would otherwise have been made during the first six (6) months following the Date of Termination, shall be withheld and paid to the Executive during the seventh month following the Date of Termination, increased for interest as provided in Section (b) hereof.

     (vi) In the event that during the two (2) year period commencing on the date of a Change in Control, Laidlaw terminates the Executive's employment without Cause or the Executive terminates employment for Good Reason, Laidlaw shall pay to the Executive the amounts described in Annex A within five (5) business days after the Date of Termination and shall provide to the Executive the benefits described on Annex A for the periods described therein. Notwithstanding the foregoing, in the event that the Executive is at the Date of Termination a "specified employee" within the meaning of Code Section 409A, payment to the Executive shall be made within five (5) days following the expiration of six (6) months from the Date of Termination, and not before such six (6) month period, if necessary to avoid adverse tax consequences to the Executive under Code Section 409A.

(b) Without limiting the rights of the Executive at law or in equity, in the event it is determined that Laidlaw fails to make any payment or provide any benefit required to be made or provided under Section (a) hereof on a timely basis, Laidlaw shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in The Wall Street Journal. Any change in such prime rate shall be effective on and as of the date of such change. In addition, if any payment described in Subsection (v) or (vi) of Section (a) hereof by Laidlaw subjects the Executive to the excise tax under Code Section 409A on such payment, Laidlaw shall pay on the Executive's behalf to the applicable taxing authorities, an amount which, after payment of all state, local and federal income and employment taxes which may be due on such payment (calculated at the highest marginal rates), is equal to the excise tax under Code Section 409A which arose as a result of Laidlaw's delay or acceleration in making such payment.

(c) In order to receive the entitlement under Subsection (vi) of Section (a) hereof, or Clauses (A), (B) and (C) of Subsection (v) of Section (a) hereof (whether such termination is by the Executive for Good Reason or by Laidlaw without Cause), the Executive must undertake to sign a release in a form satisfactory to Laidlaw, fully releasing Laidlaw from further claims upon payment of the amounts stipulated herein and must not revoke such release. However, the form of release shall not require that the Executive give up any rights of indemnity which the Executive may have had against Laidlaw for acts carried out by the Executive in the ordinary course of Laidlaw's business, nor shall it require the release of the benefits under this Agreement payable due to or after the Executive's termination of employment. Laidlaw may withhold payment of such amount until the period during which the Executive may revoke such waiver (normally seven (7) days) has elapsed.


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(d)  Any purported termination of the Executive's employment by Laidlaw or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Article 15. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

(e) "Date of Termination" shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is delivered to the Executive following a determination that Disability exists pursuant to the provisions of this Agreement, (iii) if the Executive's employment is terminated by Laidlaw for any other reason other than Disability or for Cause or if the Executive terminates employment for Good Reason, the date specified in the Notice of Termination which shall not be less than thirty (30) days from the date such Notice of Termination is given, (iv) if the Executive's employment is terminated by Laidlaw for reasons of Cause, immediately upon delivery of the Notice of Termination and the expiration of any cure period provided under Section
     (d) of Article I, and (v) if the Executive's employment is terminated by the Executive pursuant to Subsection (iii) of Section (a) of this Article for reasons other than Good Reason, the date specified in the Notice of Termination which shall not be less than ninety (90) days from the date such Notice of Termination is given.

(f) Any termination of employment of the Executive or the removal of the Executive from the office or position in Laidlaw or any Subsidiary that occurs (i) not more than ninety (90) days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control, shall be deemed to be a termination or removal of the Executive within the two (2) year period commencing on a Change in Control for purposes of this Agreement and the term of this Agreement shall be deemed to have been extended until such Change in Control solely for purposes of determining any payments due to the Executive as a result of such termination.

ARTICLE 7 -- RESTRICTIVE COVENANTS

(a)  Ownership and Protection of Proprietary Information.

     (i) "Confidential Information" means data and information relating to the business of Laidlaw (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through her employment relationship to Laidlaw and which has value to Laidlaw or its Subsidiaries and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Laidlaw or its Subsidiaries (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.


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     (ii) "Trade Secrets" means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, or product plans which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (iii) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by Laidlaw are confidential to and are and will remain the sole and exclusive property of Laidlaw or its Subsidiaries. Except to the extent necessary to perform the duties assigned to her by Laidlaw, the Executive will hold such Confidential Information and Trade Secrets in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

     (iv) Return of Company Property. Upon request by Laidlaw or its Subsidiaries, and in any event upon termination of the employment of the Executive with Laidlaw for any reason, as a prior condition to receiving any final compensation hereunder, the Executive will promptly deliver to Laidlaw or its Subsidiaries all property belonging to Laidlaw, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive's custody, control or possession.

     (v) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by Laidlaw or its Subsidiaries or developed by the Executive prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two (2) years following the Date of Termination under this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following the Date of Termination under this Agreement for so long as permitted by applicable law.

(b) Non-Solicitation of Employees. During the Term and for a period of two (2) years following the Date of Termination of her employment, the Executive shall not, directly or indirectly, solicit or induce any employee of Laidlaw or its Subsidiaries, with whom the Executive has had material contact during her employment, to terminate employment with Laidlaw or the Subsidiary in favor of employment by any person, firm, or entity affiliated with the Executive; provided, however, that the foregoing covenant shall not apply to general solicitations for a position not specifically directed to a particular individual which is contained in newspapers, magazines, periodicals or electronic media of general circulation. This provision will apply whether or not the Executive who is solicited or induced to terminate her employment is employed pursuant to a written agreement and whether or not her employment is for a determined period or at-will.

(c) Non-Solicitation of Customers. The Executive agrees that during the Term and for a period of two (2) years following the Date of Termination of her employment, the Executive will not, either directly or indirectly, on the Executive's own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to a business involving the provision of contract bus services for school bus transportation in Canada and/or the United States, municipal and paratransit bus transportation within the United States, or inter-city and tourism bus transportation throughout North America (a "Competing Business"), any individual or entity which was an actual or actively sought prospective client or customer of Laidlaw or its Subsidiaries and with whom the Executive had material contact during the Executive's last two (2) years of employment with Laidlaw. Nothing in this Section (c) shall be construed to restrict the Executive from working for a Competing Business solely because such Competing Business does business with a client or customer of Laidlaw or its Subsidiaries or prospective client or customer of Laidlaw or its Subsidiaries or because individuals of such Competing Business who have contact with such clients or customers report directly or indirectly to the Executive.

(d) Non-Competition. The Executive agrees that during employment pursuant to this Agreement and for twenty-four (24) months following termination without Cause of her employment by Laidlaw and payment of the severance payment amount and benefit continuation as detailed in Subsection (v) or
     (vi), as applicable, of Section (a) of Article 6, she shall not either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance or services to, or permit her name to be used by any Competing Business that competes with the then-existing business of Laidlaw or its Subsidiaries, provided that the Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of Laidlaw or its Subsidiaries, provided that the Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein.

(e) Enforcement of Covenants. Without limiting the right of Laidlaw to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in this Article 7, it is expressly agreed by the Executive and Laidlaw that other remedies cannot fully compensate Laidlaw for any violation by the Executive of the covenants contained in this Article 7 and that Laidlaw shall be entitled to injunctive relief, without the necessity of proving actual monetary loss, to prevent any such violation or any continuing violation thereof. Laidlaw and the Executive further agree that all payments under Subsection (v) or Subsection (vi), as applicable, of Section (a) of Article 6 hereof shall immediately cease and shall no longer be an obligation of Laidlaw in the event of any violation of the covenants contained in Sections (b) or (c) hereof which is not cured within (10) days of written notice by Laidlaw to the Executive of such violation or of a willful and material violation of the covenants contained in Section (d) hereof. Laidlaw and the Executive further agree that such forfeiture shall not be deemed to be liquidated damages for breach of such covenants. Each party intends and agrees that if in any action before any court or agency legally empowered to enforce the covenants contained in this Article 7, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

ARTICLE 8 -- AUTHORITY

(a) The Executive shall have such duties, responsibilities and authority as are reasonable and appropriate for the Executive's title and position and as are assigned to her by the Chief Executive Officer and the Board from time to time. The Executive shall support the Chief Executive Officer in carrying out the general or specific instructions and directions of the Chief Executive Officer and the Board and together with the Chief Executive Officer in doing so, may enter into contracts, engagements or commitments of every nature or kind, in the name of and on behalf of Laidlaw, and may engage, employ and dismiss all managers and other employees and agents of Laidlaw, subject to the by-laws and charter documents of Laidlaw and the authority given her by Laidlaw from time to time.

(b) The Executive shall conform to all lawful instructions and directions given to her by the Chief Executive Officer and the Board and obey and carry out the by-laws of Laidlaw.

ARTICLE 9 -- SERVICE

The Executive, throughout the term of her employment, shall devote her full time and attention to the business and affairs of Laidlaw, and shall not undertake any other business or occupation or, unless approved by the Chief Executive Officer or as a part of her job functions or responsibilities, become either (i) an officer, employee or agent of any other company or firm which is a commercial venture or (ii) a director of more than two companies or firms which are commercial ventures. The Executive shall well and faithfully serve Laidlaw and use her best efforts to promote the interests thereof.

ARTICLE 10 -- CERTAIN ADDITIONAL PAYMENTS

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment and after the payment of all additional taxes and interest imposed under Code Section 409A(a)(1)(B) on the Gross-Up Payment and any severance payment made to the Executive hereunder, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section (a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash payments under Annex A unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section (a). Laidlaw's obligations under this
     Article 10 shall not be conditioned upon the Executive's termination of employment, and they shall survive the termination of the Executive's employment and the Term with respect to any Payments that are determined by the Accounting Firm to be contingent on a "change of control" (as defined in Code Section 280G) of Laidlaw that occurs during the Term.

(b) Subject to the provisions of Section (c) hereof, all determinations required to be made under this Article 10, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by the independent accounting firm regularly servicing Laidlaw prior to the Change in Control, or such other nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to Laidlaw and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by Laidlaw. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Laidlaw. Any Gross-Up Payment, as determined pursuant to this Article 10, shall be paid by Laidlaw to the Executive or the applicable taxing authorities within five (5) business days of the receipt of the Accounting Firm's determination, which determination shall be made no later than the end of the second month following the later of
     (i) the calendar year in which the Executive's employment with Laidlaw terminates or (ii) the taxable year of Laidlaw in which the Executive's employment with Laidlaw terminates. In the event that such determination cannot be made within such period, payment may be made as soon as practicable after such determination can be made. Any determination by the Accounting Firm shall be binding upon Laidlaw and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by Laidlaw should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event Laidlaw exhausts its remedies pursuant to Section (c) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Laidlaw to or for the benefit of the Executive.

(c) The Executive shall notify Laidlaw in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Laidlaw of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise Laidlaw of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to Laidlaw (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Laidlaw notifies the Executive in writing prior to the expiration of such period that Laidlaw desires to contest such claim, the Executive shall:

          (i) give Laidlaw any information reasonably requested by Laidlaw relating to such claim,

          (ii) take such action in connection with contesting such claim as Laidlaw shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Laidlaw,

          (iii) cooperate with Laidlaw in good faith in order to effectively contest such claim, and

          (iv) permit Laidlaw to participate in any proceedings relating to such claim;

     provided, however, that Laidlaw shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section (c), Laidlaw shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Laidlaw shall determine; provided, however, that if Laidlaw directs the Executive to pay such claim and sue for a refund, Laidlaw shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Laidlaw's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by Laidlaw pursuant to Section (c) hereof, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to Laidlaw's complying with the requirements of Section (c) hereof, if applicable) promptly pay to Laidlaw the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Laidlaw pursuant to Section (c) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Laidlaw does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Notwithstanding any other provision of this Article 10, Laidlaw may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

(f) Definitions. The following terms shall have the following meanings for purposes of this Article 10.

     (i) "Excise Tax" shall mean the excise tax imposed by Code Section 4999, together with any interest or penalties imposed with respect to such excise tax.

     (ii) "Parachute Value" of a Payment shall mean the present value as of the date of the change of control for purposes of Code Section 280G of the portion of such Payment that constitutes a "parachute payment" under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     (iii) "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

     (iv) "Safe Harbor Amount" means 2.99 times the Executive's "base amount," within the meaning of Code Section 280G(b)(3).

     (v) "Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Code
          Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

ARTICLE 11 -- NON-EXCLUSIVITY OF RIGHTS

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Laidlaw or any of its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with Laidlaw or any of its affiliates, including, but not limited to stock option, deferred share, or restricted stock agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of Laidlaw or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

ARTICLE 12 -- FULL SETTLEMENT

Except as provided in Article 7, Laidlaw's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Laidlaw may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Without otherwise limiting the purpose or effect of this Article 12, employee benefits (as described in Section 2 of Annex A) otherwise receivable by the Executive pursuant to Section 2 of Annex A will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period (as defined in Annex A) following the Executive's Date of Termination, and any such benefits actually received by the Executive shall be reported by the Executive to Laidlaw.

ARTICLE 13 -- POST-TERMINATION ASSISTANCE

Executive shall provide such information and assistance to Laidlaw as Laidlaw may reasonably request, upon reasonable notice, in connection with any litigation in which it or any of its affiliates is or may become a party. Laidlaw shall reimburse the Executive for any expenses, including travel expenses, incurred by the Executive in connection with providing such information and assistance.

ARTICLE 14 -- ASSIGNMENT OF RIGHTS

(a) Laidlaw will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Laidlaw, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Laidlaw would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of Laidlaw and any successor to Laidlaw, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of Laidlaw whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed "Laidlaw" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by Laidlaw.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections (a) and (b) hereof. Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section (c), Laidlaw shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

ARTICLE 15 -- NOTICES

All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered, delivered by facsimile or mailed by registered mail as follows (provided that notice of change of address shall be deemed given only when received):

If to Laidlaw, to:

     General Counsel
     Laidlaw International, Inc.
     55 Shuman Boulevard, Suite 400
     Naperville, IL 60563

If to the Executive, at such address as Executive provides to Laidlaw from time to time as part of her personnel records, or to such other names or addresses as Laidlaw or the Executive shall designate by notice to the other in the manner specified in this Article 15.

ARTICLE 16 -- LIABILITY INSURANCE

Laidlaw shall maintain the Executive's liability insurance in accordance with Laidlaw's corporate policy and applicable law.

ARTICLE 17 -- INDEMNIFICATION

Laidlaw agrees that if the Executive is made a party to any action, suit, proceeding or any other claim whatsoever, by reason of the fact that the Executive is or was a director, officer, employee or agent of Laidlaw, or is or was serving at the request of Laidlaw as a director, officer, employee or agent of another Laidlaw, partnership, joint venture, trust or other enterprise, including acting as a fiduciary of an employee benefit plan of Laidlaw or one of its Affiliates, whether or not the basis of such claim is the Executive's alleged action in an official capacity while in service as a director, officer, employee or agent of Laidlaw or fiduciary of such employee benefit plan, the Executive shall be indemnified and held harmless by Laidlaw to the fullest extent legally permitted or authorized by Laidlaw's certificate of incorporation or bylaws or Board resolutions against all expenses, liability and loss, including, without limitation, legal fees, fines or penalties and amounts paid or to be paid in settlement, all as reasonably incurred by the Executive in connection therewith, and such indemnification shall continue as to the Executive even after the Executive has ceased to be a director, officer, employee or agent of Laidlaw or fiduciary of such employee benefit plan, and shall inure to the benefit of the Executive's heirs, executors and administrators.

ARTICLE 18 -- LEGAL FEES AND EXPENSES

It is the intent of Laidlaw that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive's rights under this Agreement with respect to any termination of the Executive's employment occurring during the two (2) year period commencing on a Change in Control, by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if the Executive reasonably believes that Laidlaw has failed to comply with any of its obligations under this Agreement during the two (2) year period commencing on the date of a Change in Control or in the event that Laidlaw or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, subject to the other provisions of this Article 18, Laidlaw irrevocably authorizes the Executive from time to time to retain counsel of the Executive's choice, at the expense of Laidlaw to the extent and as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against Laidlaw or any director, officer, stockholder or other person affiliated with Laidlaw, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Laidlaw and such counsel, Laidlaw irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection Laidlaw and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Laidlaw will pay and be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing, except to the extent that the Executive fails to prevail on a material claim in any such proceeding described in this Article 18.

ARTICLE 19 -- SURVIVAL

The provisions of this Agreement which are intended to be performed following the termination of the Executive's employment with Laidlaw and/or the expiration or earlier termination of the term of this Agreement, shall survive such termination, expiration or earlier termination, including without limitation the provisions of Articles 6, 7, 10, 13, 17 and 18.

ARTICLE 20 -- WITHHOLDING OF TAXES

Laidlaw shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required pursuant to applicable federal, state or local laws. Except as otherwise provided in this Agreement, Laidlaw shall not be obligated to compensate the Executive for the payment of such taxes.

ARTICLE 21 -- SEVERABILITY

If any provision of this Agreement or the application thereof to anyone, or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

ARTICLE 22 -- ENTIRE AGREEMENT

This Agreement, including Annex A hereto, constitutes the entire agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by Laidlaw, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any previous agreement; provided, however, that this does not terminate or cancel the separate indemnification agreement between Laidlaw and the Executive.

ARTICLE 23 -- AMENDMENT, WAIVER, ETC.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and Laidlaw. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

ARTICLE 24 -- HEADINGS

The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

ARTICLE 25 -- COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

ARTICLE 26 -- GENDER AND NUMBER

Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular, the singular shall include the plural.

ARTICLE 27 -- GOVERNING LAW

This Agreement shall be governed by the internal law, and not the laws of conflicts, of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 1st day of August, 2006.

                                        LAIDLAW INTERNATIONAL INC.


                                        BY: /S/ KEVIN E. BENSON
                                            ------------------------------------
                                        NAME: KEVIN E. BENSON
                                        TITLE: PRESIDENT AND CHIEF EXECUTIVE
                                               OFFICER


                                        EXECUTIVE


                                        /s/ Mary B. Jordan
                                        ----------------------------------------
                                        MARY B. JORDAN

ANNEX A

     1. Laidlaw shall pay to the Executive a lump sum payment in an amount equal to two (2) times the sum of (A) Base Salary (at the highest rate in effect for any period prior to the Date of Termination), plus (B) Annual Bonus (in an amount equal to not less than the higher of (x) the highest aggregate Annual Bonus earned in any fiscal year after the Change in Control or in any of the three (3) fiscal years immediately preceding the year in which the Change in Control occurred or (y) the Target Bonus for the year in which the Change in Control occurred).

     2. Laidlaw shall, for a period of twenty-four (24) months following the Termination Date (the "Continuation Period"), arrange to provide the Executive with Employee Benefits that are welfare benefits within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Date of Termination (or, if greater, immediately prior to the reduction, termination or denial described in Subsection (ii) of Section (o) of Article 1 of the Agreement), at the expense of Laidlaw with respect to all such benefits other than medical or dental benefits, except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits. With respect to medical and dental benefits, the Executive (and her eligible dependents) will be entitled to continue to participate in such plans during the Continuation Period (which continuation shall count toward any required COBRA continuation) at the Executive's sole expense based on COBRA rates charged from time to time; provided, however, that Laidlaw shall pay to the Executive at the time payment is made of the amount in Section 1 of this Annex, an amount equal to the full COBRA cost of such coverage during the Continuation Period. Without otherwise limiting the purpose or effect of Article 12 of the Agreement, Employee Benefits otherwise receivable by the Executive pursuant to this Section 2 (but not the amount paid by Laidlaw for medical and dental coverage) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Date of Termination, and any such benefits actually received by the Executive shall be reported by the Executive to Laidlaw.

     Notwithstanding the foregoing, in the event that a plan or program providing any such welfare benefit does not allow for the continuation of such benefit and either cannot be amended without adverse tax consequences to participants or the insurance company providing such benefit is unwilling to provide for such continuation, then Laidlaw shall pay to the Executive, at the same time as payment of the amount under Section 1 of this Annex is made, an amount equal to the cost to Laidlaw, determined at the cost as of the date of such payment, of providing such benefit for the Continuation Period, and thereafter Laidlaw shall have no obligation to provide such benefit to the Executive.

     3. The Continuation Period will be considered service with Laidlaw for the purpose of determining vesting for the Executive under Laidlaw's retirement income, supplemental executive retirement and other benefit plans of Laidlaw applicable to the Executive, except to the extent that to do so would jeopardize the tax-qualified status of any such plan.

     4. In addition to the retirement income, supplemental executive retirement, and other benefits to which the Executive is entitled under the Retirement Plans, a lump sum payment in an


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amount equal to the actuarial equivalent of the excess of (x) the retirement pension and the medical, life and other benefits that would be payable to the Executive under the Retirement Plans if the Executive continued to be employed through the Continuation Period given the Executive's Base Salary (as determined in Section 1 hereof) (without regard to any amendment to the Retirement Plans made subsequent to a Change in Control which adversely affects in any manner the computation of retirement or welfare benefits thereunder), over (y) the retirement pension and the medical, life and other benefits that the Executive is entitled to receive (either immediately or on a deferred basis) under the Retirement Plans. For purposes of this Section, "actuarial equivalent" shall be determined using the actuarial assumptions mandated under Code Section 417(e)(3) in effect for the month second preceding the date of payment and the Continuation Period will be considered service with Laidlaw for the purpose of determining vesting, service credits and benefits under clause (x) hereof.

     5. Reasonable outplacement services by a firm selected by the Executive, at the expense of Laidlaw, in an amount up to Twenty-Five Thousand Dollars ($25,000.00).


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